                                                                                Exhibit 11.1


                  Bell & Howell Operating Company and Subsidiaries
                      Computation of Earnings per Common Share
                    (Dollars in thousands, except per share data)
                                    (Unaudited)
                                                 Thirteen Weeks         Thirty-Nine Weeks
                                                     Ended                    Ended
                                               --------------------    ---------------------
                                               Sept. 28,   Sept. 27,   Sept. 28,   Sept. 27,
                                                 1996        1997        1996        1997
                                               --------    --------    --------    --------
Net earnings applicable to common stock:

  Earnings before extraordinary items          $10,654    $12,344      $28,443    $30,750

  Extraordinary losses                              --     (2,931)      (1,088)    (3,028)
                                                ------     ------       ------     ------
  Net earnings                                  10,654      9,413       27,355     27,722

  Dividends on preferred stock                   5,712      5,735       18,603     17,578
                                                ------     ------       ------     ------
  Net earnings applicable to
   common stock                                $ 4,942    $ 3,678      $ 8,752    $10,144
                                                ======     ======       ======     ======

  Average common shares outstanding              2,955      2,955        2,955      2,955

  Net earnings per common share:

   Earnings before extraordinary items         $ 1,672    $ 2,237      $ 3,330    $ 4,458
   Extraordinary losses                             --       (992)        (368)    (1,025)
                                                ------     ------       ------     ------
   Net earnings per common share               $ 1,672    $ 1,245      $ 2,962    $ 3,433
                                                ======     ======       ======     ======
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